Exhibit 99.1
NEWS
[ONEOK Logo]	[ONEOK Partners Logo]
Analyst Contact: Dan Harrison	Analyst Contact: Ellen Konsdorf
918-588-7950	877-208-7318
Media Contact: Nancy Owens	Media Contact: Beth Jensen
918-588-7570	402-492-3400

ONEOK and ONEOK Partners to Webcast

Investor Conference on Sept. 26, 2006

TULSA, Okla. -- Aug. 21, 2006 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will webcast their annual investor conference for security analysts on Tuesday, Sept. 26, 2006, beginning at 9 a.m. EDT.

The meeting will be hosted by David Kyle, chairman and chief executive officer of ONEOK and ONEOK Partners, and will include presentations by other senior executive officers of the company and partnership who will discuss business strategies for their areas of responsibility. Presenting will be:

    John W. Gibson, president and chief operating officer, ONEOK Partners (Gathering and Processing, Natural Gas Liquids, Pipelines and Storage, and Interstate Pipelines);
    Sam Combs, president, ONEOK Distribution Companies;
    Billy Maxwell, president, ONEOK Energy Services;
    Jim Kneale, executive vice president, finance and administration and chief financial officer, ONEOK and ONEOK Partners.

The webcast will be accessible on ONEOK's and ONEOK Partners' Web sites at www.oneok.com and www.oneokpartners.com. A replay of the webcast will be archived for 90 days after the conference.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK and ONEOK Partners to Webcast

Investor Conference on Sept. 26, 2006

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKE-FV OKS-FV

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

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